U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  SEC File Number 000-26809
                                                   CUSIP Number 74765R 10 O

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[x] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended: March 31, 2008
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above,
identify    the    Item(s)   to   which   the    notification    relates:    N/A
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Part I - Registrant Information
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Full Name of Registrant:  Quantum MRI, Inc.

Former Name if Applicable:  Sharps Elimination Technologies, Inc.

Address of Principal Executive Office (Street and Number)

   4750 Paton Street

City, State and Zip Code

      Vancouver, British Columbia, Canada V6L 2J1

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

    The Company did not complete the preparation of its financial statements in sufficient time so as to allow the 10-K report to be filed by June 30, 2008. As a result, additional time is needed to file the report.
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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)             839-0061
              -----------------        -----             --------
                      (Name)        (Area Code)     (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer
         is no, identify report(s).                       [X] Yes  [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?        [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                QUANTUM MRI, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 30, 2008                     By  /s/ William T. Hart
                                            -----------------------------------
                                            William T. Hart
                                            Hart & Trinen, LLP
                                            1624 Washington St.
                                            Denver, CO 80203

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).